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Filed pursuant to Rule 424 (b)(3)
Reg Nos. 333-36434
and 333-36434-01

PROSPECTUS SUPPLEMENT NO.4
(To Prospectus dated August 30, 2000)

NTL (Delaware), Inc.
5-3/4% Convertible Subordinated Notes Due 2009
NTL Incorporated
Shares of Common Stock

This Prospectus Supplement No.4 supplements and amends the Prospectus dated August 30, 2000, the Prospectus Supplement No.1 dated September 26, 2000, the Prospectus Supplement No. 2 dated October 5, 2000 and the Prospectus Supplement No. 3 dated October 18, 2000 relating to the 5-3/4% Convertible Subordinated Notes Due 2009 of NTL (Delaware), Inc. and the shares of NTL Incorporated's common stock, par value $.01 per share, issuable upon conversion of the Convertible Notes.

The table on pages 46 through 47 of the Prospectus sets forth information with respect to the Selling Security Holders (as defined in the Prospectus) and the respective amounts of Convertible Notes beneficially owned by each Selling Securityholder that may be offered pursuant to the Prospectus. This Prospectus Supplement amends that table by adding the following Selling Security Holders, or to the extent such persons are already named as Selling Security Holders, by amending the respective amounts of Convertible Notes beneficially owned.


                                  Principal          Percent of            Common
                                  Amount of            Total            Stock owned              Common
                                 Convertible         Principal            prior to             Stock to be
                                    Notes            Amount of            Original            Registered by
Selling Security Holders            ($)             Outstanding           Offering           the Prospectus
------------------------        ----------------- ----------------- --------------------- ------------------
ECT Investments, Inc.              2,900,000             *                  --                 26,806.15

Jeffries & Co.                     2,250,000             *                  --                 20,797.88

JP Morgan Securities, Inc.        20,500,000           1.7                  --                189,491.75

Morgan Stanley Dean Witter         6,000,000             *                  --                 55,461.00

MSD Portfolio LP-Investments       9,000,000             *                  --                 83,191.50

Swiss Re Financial Products        1,500,000             *                  --                 13,865.25

* Less than one percent
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The Prospectus, together with Prospectus Supplement No.1, Prospectus Supplement
No.2, Prospectus Supplement No. 3 and this Prospectus Supplement No. 4 constitutes the prospectus required to be delivered by Section 5(b) of the Securities Act of 1933, as amended, with respect to offers and sales of the Convertible Notes and the Common Stock issuable upon conversion of the Convertible Notes.

Prospective investors should carefully consider matters discussed under the caption "Risk Factors" beginning on page 4 of the Prospectus.

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this Prospectus Supplement No.4 is October 19, 2000.

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